                                                                    Exhibit 10-2



                                                                  EXECUTION COPY
                                               Columbia Circle and Airline Drive




                             CONTRIBUTION AGREEMENT



                                     between



                 AMERICAN REAL ESTATE INVESTMENT, L.P., ACQUIROR



                                       and



                           THE OTHER PARTIES LISTED ON
               THE SIGNATURE PAGES OF THIS AGREEMENT, CONTRIBUTOR




                          Dated as of February 4, 1998


THE PARTIES TO THIS AGREEMENT OTHER THAN ACQUIROR WILL BE DEEMED TO BE MAKING A DECISION TO INVEST IN UNITS OF LIMITED PARTNERSHIP INTEREST IN ACQUIROR AND IN THE SECURITIES FOR WHICH THOSE UNITS ARE EXCHANGEABLE. IN MAKING THAT INVESTMENT DECISION, THOSE PERSONS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUERS OF THOSE SECURITIES AND THE TERMS OF THE INVESTMENT, INCLUDING THE MERITS OF THE INVESTMENT AND THE RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of the 4th day of February, 1998, between AMERICAN REAL ESTATE INVESTMENT, L.P., a Delaware limited partnership ("Acquiror"), and the parties reflected on the signature pages hereto as "Contributor and other OP Unit Recipients" (such entities are sometimes referred to in this Agreement, individually and collectively, as the context requires, as "Contributor").

                                    RECITALS


         A. Contributor is the owner of certain fee and other interests in six
(6) buildings known as 1, 3, 9, 13, 15 and 17 Columbia Circle, Albany, New York, and one (1) building known as 8 Airline Drive, Albany, New York (collectively, the "Properties").

         B. Contributor desires to contribute and convey to Acquiror all of its interests relating to the Properties to Acquiror, and Acquiror desires to acquire and accept same from Contributor, each upon and subject to the terms and conditions of this Agreement.

         C. Acquiror has entered into that certain Contribution Agreement, dated the date hereof, with the other parties listed on the signature pages thereto, with respect to three buildings known as 8, 21 and 22 Northeastern Industrial Park (the "Northeastern Contribution Agreement").

         THEREFORE, in consideration of and in reliance upon the terms, covenants, conditions and representations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contributor and Acquiror agree as follows:

         1.       CONTRIBUTION

                  Subject to and upon the terms and conditions contained in this Agreement, Contributor agrees to contribute and convey to Acquiror and Acquiror agrees to accept and assume, all of Contributor's right, title and interest (whether now or hereafter existing) in and to all of the following described properties (all of which is herein collectively referred to as the "Properties"):

                  A. those certain parcels of real estate comprising approximately __________________________________ (_____) acres, located in
[Albany] County, New York and more particularly described in Exhibit A attached to this Agreement; together with all and singular the easements, covenants, agreements, rights, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining (collectively, the "Land"):

                  B. any land lying in the bed of any street, alley, road or avenue (either open, closed or proposed) within, in front of, behind or otherwise adjoining the Land; and any award made or to be made as a result of or in lieu of condemnation affecting the Properties or any part thereof, and any award for damage to the Properties or any part thereof by reason of casualty (all of the foregoing being included within the term "Land");

                  C. all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, including, without limitation, the six (6) buildings known as 1, 3, 9, 13, 15 and 17 Columbia Circle ("Columbia Properties") and one (1) building known as 8 Airline Drive ("Airline Property"), together with any and all structures and facilities, plumbing, air conditioning, heating, ventilating, air conditioning, mechanical, electrical and other utility systems, water and sewage facilities (including wells and septic systems), parking lots, landscaping, sidewalks, signs and light fixtures, which are not owned by tenants under the Leases (as defined below) (collectively, the "Improvements");

                  D. all furniture, furnishings, fixtures, equipment, machinery, supplies, tools, parts, and other tangible personalty of every kind and description situated in, on, over or under the Properties or any part thereof or used in connection therewith that are not owned by tenants under the Leases, together with all replacements and substitutions therefor (collectively, the "Personal Property"), including, without limitation, those items more particularly described in Exhibit B attached to this Agreement;

                  E. all existing surveys, blueprints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing, water and sewer plans and specifications) and other documentation for or with respect to the Properties or any part thereof, all available tenant lists and data, correspondence with past, present and prospective tenants, vendors, suppliers, utility companies and other third parties, booklets, manuals and promotional and advertising materials concerning the Properties or any part thereof; and such other existing books, records and documents (including, without limitation, those relating to ad valorem taxes) used in connection with the operation of the Properties or any part thereof;

                  F. all intangible personal property now or hereafter owned by Contributor and used in connection with or arising from the business now or hereafter conducted on or from the Properties or any part thereof, including, without limitation, claims, choses in action, lease and other contract rights, names and telephone exchange numbers. A list of all material employment, union, purchase, service and maintenance agreements, equipment leases and any other agreements, contracts, licenses and permits, including, without limitation, cable television and satellite master antenna television system agreements, affecting or pertaining in any way to the Properties or any part thereof (collectively, the "Service Contracts") is attached to this Agreement as Exhibit C; and

                   G. Seller's interest, as fee and landlord, in all leases for portions of the Properties. A summary of all current leases affecting the Properties or any part thereof (collectively, the "Leases," with such summary being referred to in this Agreement as the "Rent Roll"), including each tenant's name, a description of the space leased, the amount of rent due and the amount of security deposit paid, the term of each Lease, and a description of any right to renew or extend, is attached to this Agreement as Exhibit D.

         2.       EARNEST MONEY

                  Within three (3) business days after the execution of this Agreement by Contributor and Acquiror, Acquiror shall deliver to TitleServNY located in New York, New York ("Escrowee") a check payable to Escrowee or wire transferred federal funds in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "Earnest Money"). The Earnest Money, together with any and all interest earned thereon (net of any investment costs), shall hereinafter be referred to as the "Earnest Money." The Earnest Money shall be invested and applied in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit E. The Escrow Agreement shall be executed and delivered by Contributor, Acquiror and Escrowee contemporaneously with the execution and delivery of this Agreement. Upon the Closing (as defined below), the Earnest Money shall be returned to Acquiror.

         3.       CONTRIBUTION CONSIDERATION; OP UNITS; OTHER AGREEMENTS

                  A. General. Acquiror's sole general partner is American Real Estate Investment Corporation, a Maryland corporation (the "REIT"). The REIT is a real estate investment trust whose common stock is traded on the American Stock Exchange (the "AMEX").

                  B. Contribution Consideration. The aggregate consideration to be paid to Contributor by Acquiror for the Properties (the "Contribution Consideration") shall consist of (a) that number (the "Total OP Unit Amount") of OP Units (as defined below) having an aggregate value (based upon a market price of $16.50 per share for the common stock of the REIT) of the sum of the amounts described in clauses (i) and (ii) below (the "Total OP Unit Value"):

                        (i) For the Columbia Properties, (a) Thirty-Three Million Six Hundred Fifty-Three Thousand One Hundred Ninety-Eight and 00/100 Dollars ($33,653,198.00); minus (b) the sum of all of the indebtedness of Contributor relating to the Columbia Properties (including unpaid principal and interest and any prepayment fees and related charges), as of the Closing Date (as defined below), under those certain mortgage loans more particularly described in Exhibit F attached to this Agreement (the "Columbia Existing Indebtedness"); minus (c) any prorations described in Section 6C ("Prorations") and credited, as of the Closing Date, to Acquiror; plus (d) any Prorations credited, as of the Closing Date, to Contributor.

                       (ii) For the Airline Property, (a) Six Million Four Hundred Ninety Thousand One Hundred Sixty One and 00/100 Dollars ($6,490,161.00), minus (b) the sum of all of the indebtedness of Contributor relating to the Airline Property (including unpaid principal and interest and any prepayment fees and related charges), as of the Closing Date, under those certain mortgage loans more particularly described in Exhibit F attached to this Agreement (the "Airline Existing Indebtedness," and together with the Columbia Existing Indebtedness, the "Existing Indebtedness"); minus (c) any Prorations credited, as of the Closing Date, to Acquiror; plus (d) any Prorations credited, as of the Closing Date, to Contributor.

                      (iii) Notwithstanding the foregoing clauses (i) and (ii), the number of OP Units to be paid by Acquiror, without giving effect to any adjustment for Prorations discussed in clauses (i)(c), (i)(d),
         (ii)(c) and (ii)(d) above, shall not exceed 797,892 OP Units. If the calculation of the Contribution Consideration in accordance with the foregoing provisions would result in a fraction of an OP Unit being delivered to Contributor, then such fraction shall be rounded to the nearest whole number. The Properties are to be contributed to Acquiror subject to the corresponding items of Existing Indebtedness, which will either be assumed, refinanced or paid off by Acquiror immediately following the Closing.

                  C. Issuance of OP Units. Units of limited partnership interest in Acquiror (the "OP Units") shall be issued and delivered in the names of and for distribution to those recipients set forth in Exhibit G attached hereto (the "OP Unit Recipients"). After the first anniversary of the Closing the OP Units shall be convertible at any time or from time to time for shares ("Conversion Shares") of the common stock, par value $.001 per share, of the REIT ("Stock") on a one-for-one basis, or for cash as provided in and subject to the conditions and restrictions contained in the Acquiror's Amended and Restated Agreement of Limited Partnership dated as of December 12, 1997 (the "Partnership Agreement"); provided, however, that notwithstanding the foregoing, the OP Units (together with the OP Units issued pursuant to the Northeastern Contribution Agreement) may not be converted into Conversion Shares that in the aggregate represent more than 19.9% of the total number of shares of Stock that are issued and outstanding on the date on which the

OP Units are issued to the OP Unit Recipients until and unless the requisite approval from the REIT's stockholders is obtained prior to such conversion. Acquiror agrees that it will use its commercially reasonable efforts to cause the REIT to seek such stockholder approval, including presenting the issue, with management's endorsement, to the REIT's, stockholders at the next annual or special meeting of stockholders following the Closing, and to present the issue at the next subsequent meeting if the necessary stockholder approval is not obtained.

                  D. Transfer Restrictions. Each OP Unit Recipient, by his execution and delivery of this Agreement, agrees that he may only sell, transfer, assign, pledge or encumber, or otherwise convey, any or all of the OP Units issued and delivered to him in connection with this transaction and, if applicable, any Conversion Shares (any of the foregoing, a "Transfer") in strict compliance with this Agreement, the Partnership Agreement, the charter documents of the REIT, the registration and other provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), any state securities laws, and the rules of the AMEX, in each case as may be applicable (collectively, the "Transfer Requirements"). Each OP Unit Recipient shall have the registration rights with respect to the Conversion Shares issuable in respect of its OP Units set forth in the OP Unit Recipient Agreement (as defined below). The provisions of this paragraph shall survive the Closing.

                  E. Lock-Up Period. Each OP Unit Recipient agrees that for a period of twelve (12) months following the Closing (the "Lock-Up Period") he shall not, nor shall he seek to, in any way or to any extent, directly or indirectly exchange or convert (pursuant to the Partnership Agreement or otherwise), offer, sell, offer or contract to sell, transfer, assign, grant any option for the sale of, pledge (without Acquiror's consent which will not be unreasonably withheld, and except for pledges to those pledgees listed in
Schedule 3E) or encumber, or otherwise transfer, convey, or dispose of, any or all of the OP Units delivered to the OP Unit Recipient at the Closing or the Conversion Shares in respect thereof; provided that transfers may be made, subject to the restrictions hereof and under the Partnership Agreement, to Permitted Transferees (as defined below) who shall remain subject to the restrictions hereunder. In addition, each OP Unit Recipient further agrees that following the expiration of the Lock-Up Period, not more than twenty-five percent (25%) of the OP Units delivered to such OP Unit Recipient at the Closing or Conversion Shares in respect thereof may be sold in the three-month period following the initial Lock-Up Period, and an additional twenty-five percent (25%) of such OP Units and Conversion Shares may be sold in each three-month period thereafter (so that all OP Units and Conversion Shares may be sold after the second (2nd) anniversary of the Closing Date). The term "Permitted Transferee" with respect to any OP Unit Recipient shall mean any other OP Unit Recipient or such recipient's spouse; a parent or lineal descendant (including an adopted child) of a parent, or the spouse of a lineal descendant of a parent; a trustee, guardian or custodian for, or an executor, administrator or other legal representative of the estate of, such recipient, or a trustee, guardian or custodian for a Permitted Transferee of such recipient; the trustee of a trust (including a voting trust) for the benefit of such recipient; and a corporation, partnership or other entity of which such recipient and Permitted Transferees of such recipient are the beneficial owners of a majority in voting power of the equity; but only in each of the foregoing cases, who (a) is an Accredited Investor (as defined in Rule 501 under the Securities Act); and (b) agrees in writing in an instrument reasonably acceptable to Acquiror to be bound by the restrictions on transfer of the OP Units and Conversion Shares contained in this Agreement and by the obligations contained in the indemnification provisions contained in Section 14 of this Agreement. The provisions of this paragraph shall survive the Closing. Each OP Unit Recipient shall execute and deliver to Acquiror at Closing a letter to the effect of the foregoing, in form and substance reasonably satisfactory to Acquiror.

                  F. Right of First Refusal/First Offer on Sale of OP Units. Each OP Unit Recipient agrees that Acquiror shall have a right of first refusal and a right of first offer with respect to OP Units that such OP Unit Recipient seeks to sell, as provided in an agreement to be delivered by each OP Unit Recipient at Closing substantially in the form of Exhibit H attached hereto (the "OP Unit Recipient Agreement").

                  G. Right of First Refusal/First Offer on Sale of Future Development at Airline Drive.

                        (i) From and after the Closing Date and continuing up to and including the fifth (5th) anniversary thereof, Acquiror shall have a continuing right of first refusal to purchase any building(s) developed or acquired by Contributor and/or any of the OP Unit Recipients (collectively, "Owner") after the date hereof and located at Airline Drive, subject to Section 3G(iii) below, as follows: In the event Owner receives a bona fide third party offer to purchase (whether by transfer of fee simple interest, a ground lease, sale of an interest in Owner, an installment sale, or otherwise) one or more buildings and related land and facilities located at Airline Drive (the "First Refusal Buildings"), and Owner desires to accept such offer, Owner shall provide written notice to Acquiror within ten (10) days after Owner's receipt of such offer, including a copy of the offer and specifying the purchase price, terms of payment, identity of the First Refusal Building(s) and other material terms and conditions of such third party offer. Acquiror or its nominee shall be entitled for a period of fifteen (15) days after the date of receipt of such notice of a third party offer to exercise its right to purchase such First Refusal Building(s) in accordance with the terms and conditions specified in the offer as set forth in Owner's written notice to Acquiror. Acquiror shall not have the right of first refusal for less than all of the First Refusal Building(s) identified in a third party offer for two or more of the First Refusal Building(s) unless such third party offeror shall have alternative rights to purchase less than all of the First Refusal Building(s) identified in the offer at prices and pursuant to terms set forth in the offer, in which case, Acquiror's right of first refusal shall correspond to the third party offeror's alternative rights. Any elimination of First Refusal Buildings from the original offer or addition of one or more First Refusal Buildings to the original offer shall constitute a new offer for purposes of this paragraph, for which Acquiror shall have the corresponding right of first refusal, provided that the terms for such elimination or addition were not part of the original offer submitted to Acquiror for right of first refusal consideration. If Acquiror exercises its right to purchase the interest offered for sale, Owner and Acquiror shall consummate the purchase and sale within a period of ninety (90) days after the date Acquiror provides written notice to Owner exercising its right to purchase, unless such closing is delayed for reasons beyond the reasonable control of the parties. In the event Acquiror fails to exercise its right of first refusal as set forth in this paragraph, Owner shall be free to sell the First Refusal Building(s) to such third party offer pursuant to the terms and conditions of the offer; provided, however, that in the event a binding contract of sale for such First Refusal Building(s) is not executed between Owner and such third party offeror within 180 days after the expiration of Acquiror's fifteen-day right of first refusal period, or the purchase price is reduced by 3% or more or the other terms and conditions of such third party offer are modified in any other material respect, then Acquiror shall again have its right of first refusal to acquire such First Refusal Building(s) as set forth in this paragraph, and Owner and Acquiror shall again comply with the requirements hereof. For purposes of this paragraph, a bona fide third party offer shall include, without limitation an executed letter of intent so long as such letter of intent specifies the purchase price, terms of payment, identity of the First Refusal Building(s) and other material terms and conditions.

                       (ii) From and after the Closing Date and continuing up to and including the fifth (5th) anniversary thereof, Acquiror shall have a continuing right of first offer to purchase any building(s) developed or acquired by Owner after the date hereof and located at Airline Drive, subject to Section 3G(iii) below, as follows: In the event Owner desires to sell or seeks to sell

         (whether by transfer of fee simple interest, a ground lease, sale of an interest in Owner, an installment sale, or otherwise) one or more buildings and related land and facilities located at Airline Drive (the "First Offer Buildings"), Owner shall provide written notice to Acquiror specifying the purchase price, terms of payment, identity of the First Offer Building(s) and other material terms and conditions of the offer or sale (the "Sale Notice"). Acquiror or its nominee shall have the option (the "Purchase Option"), to be exercised by written notice given to Owner within thirty (30) days after Acquiror's receipt of the Sale Notice (the "Exercise Period"), to purchase the First Offer Buildings from Owner on the terms specified in the Sale Notice. If Acquiror exercises its Purchase Option, Owner and Acquiror shall consummate the purchase and sale within a period of ninety (90) days after the date Acquiror provides written notice to Owner exercising its right to purchase, unless such closing is delayed for reasons beyond the reasonable control of the parties. In the event Acquiror fails to exercise its Purchase Option as set forth in this paragraph, Owner shall be free to sell the First Offer Building(s) to third parties pursuant to the terms and conditions of the offer to Acquiror; provided, however, that in the event a binding contract of sale for such First Offer Building(s) is not executed between Owner and such third party offeror within 180 days after the expiration of the Exercise Period, or the purchase price is reduced by 3% or more or the other terms and conditions of such third party offer are modified in any other material respect, then Acquiror shall again have its right of first offer to acquire such First Offer Building(s) as set forth in this paragraph, and Owner and Acquiror shall again comply with the requirements hereof. For purposes of this paragraph, a bona fide third party offer shall include, without limitation an executed letter of intent so long as such letter of intent specifies the purchase price, terms of payment, identity of the First Offer Building(s) and other material terms and conditions.

                      (iii) Notwithstanding the foregoing right of first refusal and right of first offer, such rights shall not apply to First Refusal Buildings or First Offer Buildings in instances where Owner either receives bona fide offers from, or proposes to sell to, potential purchasers or potential developers who would also be, or whose affiliate would be, the tenant in the building(s) proposed to be built on such land.

                  H. Tax Matters. During the period commencing on the Closing Date and expiring on the first (1st) anniversary of the Closing Date, Acquiror shall not sell or make any other voluntary disposition (other than through a deed in lieu of foreclosure, a foreclosure action, or an act of eminent domain) of any of the Properties. Thereafter, during the period expiring on the earlier of (i) the seventh (7th) anniversary of the Closing Date, or (ii) the sale or conversion by the OP Unit Recipients of OP Units representing in the aggregate 70% of all OP Units delivered to them at the Closing: in connection with the sale of any or all of the Properties, Acquiror shall use commercially reasonable efforts to enter into a transaction that will qualify for non-recognition of gain under the Internal Revenue Code of 1986, as amended (the "Code"), whether by means of an exchange contemplated under Code Sections 351, 354, 355, 368, 721, 1031, 1033 or otherwise. Notwithstanding the foregoing, in the event of catastrophic damage to any or all of the Properties by an act of God (e.g., hurricane or tornado), Acquiror shall have the right to sell any or all of the Properties affected thereby without regard to the foregoing. Pursuant to Section
5.4 of the Partnership Agreement, Acquiror shall elect to use the "traditional method" set forth in Regulation Section 1.704-3(b) with respect to the Properties.

                  I. Board Seat. Acquiror shall take all such actions necessary to cause the nomination of Francesco Galesi for election to the Board of Directors of the REIT, with an initial term of not less than two (2) years nor more than three (3) years, at the REIT's next annual or special meeting of the REIT's stockholders, such nominee to take office effective upon such election.

                  J. Allocation of Contribution Consideration. Prior to the Closing and if requested by Acquiror, Acquiror and Contributor shall use commercially reasonable efforts to agree in writing upon the allocation of the Contribution Consideration among the Land, the Improvements and the tangible Personal Property.

                  K. Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may be reasonably requested by one or more of the others to consummate the transactions contemplated hereby, to vest Acquiror with full right, title and interest in and to the Properties or to effect the other purposes of this Agreement.

                  L. Notification if Representations and Warranties Untrue. During the Inspection Period (as defined below), Acquiror shall notify Contributor upon discovery that any representation or warranty of Contributor contained in this Agreement is untrue or incorrect, and Contributor shall notify Acquiror upon discovery that any representation or warranty of Acquiror contained in this Agreement is untrue or incorrect.

         4.       OPERATION OF PROPERTIES THROUGH CLOSING

                  Through the Closing Date, Contributor shall:

                  A. Except as otherwise provided for in this Agreement, manage and operate the Properties only in and shall not take any actions except in accordance with Contributor's usual and ordinary course of business consistent with past practices and keep the Land, the Improvements and the tangible Personal Property in their current condition and repair, ordinary wear and tear excepted.

                  B. Not extend or otherwise renew any Lease or Service Contract without the prior written consent of Acquiror, which consent shall not be unreasonably withheld.

                  C. Not cancel, modify or amend any Lease or Service Contact or institute any rent increases without the prior written consent of Acquiror, which consent shall not be unreasonably withheld.

                  D. Not enter into any new Lease or new Service Contract without the prior written consent of Acquiror, which consent shall not be unreasonably withheld.

                  E. Neither take any action nor omit to take any action that would render or allow title to the Properties to be nonconforming to the requirements of this Agreement.

                  F. Provide Acquiror, upon reasonable advance notice, with such access to the Properties as is reasonably necessary for it to inspect same to assure that Contributor is complying with the requirements of this Section 4.

                  G. Promptly deliver to Acquiror copies of any operating statements for the Properties that come into the possession or control of Contributor for any period(s) including the period between the date of this Agreement and the Closing Date.

                  H. Not sell, lease, grant any security interest in, pledge, encumber, dispose of, finance or refinance any indebtedness in respect of, any of the Properties without the prior written consent of Acquiror, which consent shall not be unreasonably withheld.

         5.       STATUS OF TITLE TO PROPERTIES

                  A. State of Title. Contributor shall convey the Properties to Acquiror or Acquiror's designee subsidiary by bargain and sale deeds without covenants against grantor's acts in recordable form (the "Deeds"), and title to the Properties shall be free and clear of all liens and encumbrances and shall be subject only to: (i) those covenants, conditions and restrictions of record which are reviewed and approved by Acquiror within the Inspection Period, (ii) rights of tenants under the Leases, as tenants only, (iii) general real estate taxes for the year in which the Closing occurs and subsequent years, not yet delinquent and (iv) those certain mortgages securing payment of the Existing Indebtedness and more particularly described in Exhibit I attached to this Agreement (the "Existing Mortgages") (the above enumerated exceptions being hereinafter collectively referred to as the "Permitted Exceptions").

                  B. Preliminary Evidence of Title. As specified below, Contributor shall furnish Acquiror with or Acquiror shall obtain at Acquiror's expense the following documents to evidence the condition of Contributor's title to the Properties:

                        (i) Acquiror shall obtain for each of the Properties, at Acquiror's expense, a commitment (the "Title Commitment") for an ALTA 1992 Owner's Title Insurance Policy proposing to insure Acquiror or Acquiror's designee and committing to insure title to the Properties in such amounts as Acquiror deems appropriate, issued through a title insurer to be selected by Acquiror (the "Title Insurer"), and irrevocable for at least six (6) months. The Title Commitment shall show fee simple title to the Properties vested in Contributor. The Owner's Title Insurance Policy to be issued to Acquiror at the Closing pursuant to the corresponding Title Commitment shall be at regular rates and contain an extended coverage endorsement over the so-called general or standard exceptions that are a part of the printed form of the policy, an ALTA Form 103.7 access endorsement, coverage insuring any easements for utilities servicing the Properties that do not connect to the Properties from a public street, and such other endorsements as counsel for Acquiror shall reasonably deem appropriate.

                       (ii) Within fifteen (15) days after the date of this Agreement, Contributor shall furnish to Acquiror, at Acquiror's expense, written results of searches (the "UCC Searches") conducted by a private service reasonably acceptable to Acquiror of the records of the County Recorder of the County and Secretary of State of the State in which the Properties are located for Uniform Commercial Code Financing Statements, tax liens and the like in the name of Contributor, the Properties and any other name or location reasonably requested by Acquiror.

                      (iii) Acquiror shall obtain, at Acquiror's expense, a current "as-built" plat of survey (the "Survey") for each of the Properties dated after the date of this Agreement, certified to Acquiror, the REIT and the Title Insurer (and such other persons or entities as Acquiror may designate) by a surveyor registered in the State in which the Properties are located as having been prepared (i) in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by the American Land Title Association ("ALTA") and the American Congress on Surveying and Mapping ("ACSM") in 1992, and including items 1 through 5 (excluding for Table A5 any information with respect to elevations), 6-

         11 and 13 of Table A thereof, and (ii) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of such certification) of an "Urban" Survey (as defined therein). Each Survey shall also contain the surveyor's certification that, among other things, the Properties are not located in any area designated by any governmental agency or authority as being a flood-prone or flood-risk area (whether pursuant to the Flood Disaster Act of 1973, as amended, or otherwise), and that the requirements of the National Flood Insurance Program are not applicable to the Properties.

                  C. Title Defects. If the Title Commitment, the UCC Searches or any Survey (or any revision or update of any of them) discloses exceptions to title other than Permitted Exceptions or any other title or survey matter which does not conform to the requirements of this Agreement, Acquiror shall so notify Contributor and Contributor shall have fifteen (15) days after the date of Contributor's receipt of such notice to have each such unpermitted exception to title removed or to correct each such other matter, in each case to the reasonable satisfaction of Acquiror. If within the time specified Contributor fails to have each such unpermitted exception removed or to correct each such other matter as aforesaid, Acquiror may, at its option, which option must be selected by Acquiror within ten (10) days after the expiration of Contributor's fifteen (15) day cure period described above, either (i) terminate this Agreement upon written notice to Contributor and immediately receive from Escrowee the Earnest Money, in which event this Agreement, without further action of the partes, shall become null and void and neither party shall have any further rights or obligations under this Agreement, except with respect to the indemnities contained in Sections 12 and 15B (the "Surviving Indemnities") or (ii) elect to accept title to the Properties as it then is with the right to deduct from the Purchase Price a sum equal to the amount required to discharge liens or encumbrances of a definite or ascertainable amount. If Acquiror fails to make either such election, and elects not to pursue its other rights and remedies as aforesaid, Acquiror shall be deemed to have elected option (i) above.

         6.       CLOSING

                  A. Closing Date. The closing contemplated by this Agreement (the "Closing") shall occur at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, on the basis of a "New York Style" closing at 10:00 a.m. on (i) the earlier to occur of the fifteenth (15th) day after the expiration of the Inspection Period and the fifth (5th) business day after all conditions precedent to the respective obligations of the parties have been satisfied or waived, (ii) such earlier date as the Acquiror may elect, provided that reasonable prior notice is given to Contributor, or (iii) such other time and at such other place as Contributor and Acquiror shall agree upon in writing, and, in any event, will occur on the same day as the closing specified in the Northeastern Contribution Agreement. The "Closing Date" shall be the date of the Closing.

                  B.       Closing Documents.

                        (i) Contributor. Not less than five (5) business days prior to the Closing Date, Contributor shall deliver to Acquiror a copy of each of the following items (the original of each to be executed if necessary and delivered to Acquiror at the Closing):

                           (a) the Deeds, in form and substance reasonably
                  satisfactory to Acquiror, subject only to the Permitted Exceptions, sufficient to transfer and convey to Acquiror or Acquiror's designee fee simple title to the Properties as required by this Agreement;

                           (b) a general warranty bill of sale, in form and
                  substance reasonably satisfactory to Acquiror, sufficient to transfer to Acquiror or Acquiror's designee title to the tangible Personal Property and containing appropriate warranties of title and condition as required by this Agreement;

                           (c) a letter advising tenants under the Leases of the
                  change in ownership of the Properties and directing them to pay rent to Acquiror or as Acquiror may direct, in form and substance reasonably satisfactory to Contributor;

                           (d) any and all affidavits, certificates or other
                  documents required by the Title Insurer in order to cause it to issue at the Closing an Owner's Title Insurance Policy for each of the Properties (or marked-up commitment therefor) in the form and condition required by this Agreement (it being understood that Contributor will provide any certificates or undertakings required in order to induce the Title Insurer to insure over any "gap" period resulting from any delay in recording of documents or later-dating the title insurance file);

                           (e) an assignment and assumption, in form and
                  substance reasonably satisfactory to Acquiror, of the Leases (the "Assignment of Leases") (including an updated Rent Roll certified by Contributor as of the Closing Date as being true, accurate and complete and all security deposits thereunder), and an assignment, in form and substance reasonably satisfactory to Acquiror, of those Service Contracts that Acquiror elects to assume (the "Assignment of Service Contracts");

                           (f) all of the original Leases, all written Service
                  Contracts assigned to Acquiror, and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, blueprints, specifications, drawings and other documentation concerning the Properties and in the possession or control of Contributor;

                           (g) an assignment, in form and substance reasonably
                  satisfactory to Acquiror, pursuant to which Contributor transfers all items of intangible personal property referred to in Section 1F above;

                           (h) any existing bonds, warranties or guaranties
                  which are in any way applicable to the Properties or any part thereof;

                           (i) a pay-off letter (the "Pay-Off Letter") issued by
                  the holder of each Existing Note (as defined below), setting forth the amount of principal and interest outstanding on the Closing Date, and the amount of any prepayment fees and other related charges;

                           (j) to the extent not previously delivered to
                  Acquiror, copies of the most currently available tax bills for the Properties;

                           (k) an affidavit stating, under penalty of perjury,
                  Contributor's United States taxpayer identification number and that Contributor is not a "foreign person" as defined in
                  Section 1445(f)(3) of the Code, and otherwise in the form prescribed by the Internal Revenue Service;

                           (l) the OP Unit Recipient Agreement and such other
                  documents as may be required under the Partnership Agreement in connection with the admission of each OP

                  Unit Recipient as an additional limited partner of Acquiror, such OP Unit Recipient Agreement and other documents to be duly executed by each of the OP Unit Recipients;

                           (m) a certificate, dated the Closing Date and signed
                  by the general partner or managing member, as the case may be, of each Contributor, certifying to Acquiror that the representations and warranties of Contributor contained in this Agreement are true and correct as of the Closing Date;

                           (n) notices to parties to Service Contracts that are
                  being assigned pursuant to the Assignment of Service Contracts (the "Service Contracts Notices");

                           (o) a fully executed master lease for the Airline
                  Property in form and substance reasonably satisfactory to Acquiror, if necessary; and

                           (p) all other necessary or appropriate documents
                  reasonably required by Acquiror in order to consummate the transaction contemplated hereby (including, without limitation, the currently effective certificate(s) of occupancy for the Properties, and such other governmental or regulatory approvals issued to Contributor with respect to the Properties).

                       (ii) Acquiror. Not less than five (5) business days prior to the Closing Date, Acquiror shall deliver to Contributor a copy of each of the following items (the original of each to be executed if necessary and delivered to Contributor at the Closing):

                           (a) the Assignment of Leases and the Assignment of
                  Service Contracts;

                           (b) the OP Unit Recipient Agreement and such other
                  documents as may be required under the Partnership Agreement in connection with the admission of each OP Unit Recipient as an additional limited partner of the Acquiror;

                           (c)      the Service Contracts Notices; and

                           (d) all other necessary or appropriate documents
                  reasonably required by Contributor in order to consummate the transaction contemplated hereby.

                      (iii) Form. Except to the extent attached to this Agreement, all documents and instruments required hereby shall be in form and substance reasonably acceptable to Contributor and Acquiror.

                  C.       Closing Prorations and Adjustments.

                        (i) A statement of prorations and adjustments shall be prepared by Acquiror in conformity with the provisions of this Agreement and submitted to Contributor for review not less than three
         (3) business days prior to the Closing Date. For purposes of prorations, Acquiror shall be deemed the owner of the Properties on the Closing Date. In addition to prorations and adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated or adjusted (as the case requires) as of the Closing Date:

                           (a) the full amount of the security and other
                  deposits paid under the Leases,
                  together with interest thereon if required by law or under the Leases, shall be credited to Acquiror;

                           (b) To the extent such charges are not billed
                  directly to Tenants, water, electricity, sewer, gas, telephone and other utility charges shall be prorated based, to the extent practicable, on final meter readings and final invoices, or, in the event final readings and invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final utility bills;

                           (c) Amounts paid or payable under any Service
                  Contracts being assigned to Acquiror shall be prorated based, to the extent practicable, on final invoices or, in the event final invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final invoices;

                           (d) All real estate, personal property and ad valorem
                  taxes applicable to the Properties and levied with respect to calendar year 1998 shall be prorated on an accrual basis, as of the Closing Date, utilizing the actual final Tax Bills for the Properties for 1997 (or 1998 if available) adjusted for any announced changes in rates of taxation. Prior to or at Closing, Contributor shall pay or have paid all Tax Bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Acquiror and the Title Company. Each party's respective obligations to reprorate real estate taxes shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing. The taxes to be prorated (i.e., county, school, city) for each Property and the billing and accrual schedule for each such tax are set forth in Exhibit J;

                           (e) All assessments, general or special, shall be
                  prorated as of the Closing Date on a "due date" basis such that the Contributor shall be responsible for any installments of assessments which are first due or payable prior to the Closing Date and Acquiror shall be responsible for any installments of assessments which are first due or payable on or after the Closing Date;

                           (f) Commissions of leasing and rental agents for any
                  Lease entered into as of or prior to the Closing Date that are due and payable at or prior to the Closing Date, whether with respect to base lease term, future expansions, renewals, or otherwise, shall be paid in full at or prior to Closing by the Contributor, without contribution or proration from Acquiror;

                           (g) All Base Rents (as defined below) and other
                  charges actually received, including, without limitation, all Additional Rent (as defined below), shall be prorated at Closing. At the time(s) of final calculation and collection from tenants of Additional Rent for 1998, there shall be a re-proration between Acquiror and the Contributor as to Additional Rent adjustments, which re-proration shall be paid upon Acquiror's presentation of its final accounting to the Contributor, certified as to accuracy by Acquiror. The party's respective obligations to reprorate Additional Rent shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing. At the Closing, no "Delinquent Rents" (rents or other charges which are due and owing as of the Closing) shall be prorated in favor of the Contributor. Notwithstanding the foregoing, Acquiror shall use reasonable efforts after the Closing Date to collect any Delinquent Rents due to the Contributor from tenants. Further, after the Closing Date, the Contributor shall continue to have the right, enforceable at its sole expense, to pursue legal action against any tenant (and any guarantors) who have defaulted, prior to the Closing Date, under a Lease; provided, however, that the Contributor gives Acquiror advance written notice of its intent to pursue such action and further provided that the Contributor shall have no right to terminate any Lease (or any right to dispossess any tenant thereunder). All rents and other charges received from any tenant after the Closing by and for the benefit of Acquiror shall be applied, first, against current and past due rental obligations owed to, or for the benefit of, Acquiror with respect to those rental obligations accruing subsequent to the Closing Date (including, but not limited to, obligations to replenish any security deposit withdrawal by the Contributor or Acquiror), or any obligations accruing prior to the Closing Date that the Contributor does not pay or for which Acquiror does not receive a credit at Closing, and second, any excess shall be delivered to the Contributor, but only to the extent of Delinquent Rents owed to, and for the benefit of, the Contributor for the period prior to the Closing Date (in no event, however, shall any sums be paid to the Contributor to the extent it has been previously reimbursed for such default out of any security deposit);

                           (h) The Contributor and Acquiror acknowledge that
                  various of the Properties may contain certain vacancies as of the date of this Agreement and all such current vacancies are reflected on the Rent Roll (the "Vacancies"). If a new lease for any such Vacancy ("Vacancy Lease") is executed prior to Closing and the terms of such Vacancy Lease have been approved by Acquiror, then the applicable Contributor and Acquiror shall each bear a pro rata share, of the tenant improvement costs and brokerage commission attributable to the Vacancy Lease (the "Vacancy Lease Costs"). The Contributor's proportionate share of the Vacancy Lease Costs shall be based on that portion of the Vacancy Lease's term that elapses prior to Closing and Acquiror's proportionate share shall be based on that portion of the Vacancy Lease's term that remains unexpired as of the Closing Date. The Contributor shall pay all Vacancy Lease Costs and Acquiror shall reimburse the Contributor for its proportionate share of such Vacancy Lease Costs by way of an adjustment in the Contribution Consideration. In the event that this Agreement is terminated prior to Closing, then Acquiror shall have no liability or obligation with respect to any Vacancy Lease or any Vacancy Lease Costs.

                           (i) Such other items that are customarily prorated in
                  transactions of this nature shall be ratably prorated.

                       (ii) For purposes of calculating prorations, Acquiror shall be deemed to be in title to the Properties, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. Except with respect to general real estate and personal property taxes that are to be reprorated as aforesaid, any proration which must be estimated at the Closing shall be reprorated and finally adjusted within ninety (90) days after the Closing Date; otherwise all prorations shall be final. The provisions of the foregoing sentence shall survive the Closing.

                  D. Closing Costs. All transfer taxes, documentary stamps, intangible taxes and similar taxes or charges and cure expenses shall be paid by Contributor. All title insurance premiums, search fees, survey costs and recording charges shall be paid by Acquiror. Contributor and Acquiror shall each pay for one-half (1/2) of the escrow fees charged by the Escrowee. Each party shall pay its own attorney's fees and all of its other expenses, except as otherwise expressly set forth herein.

                  E. Possession. Upon consummation of the Closing, Contributor shall deliver to Acquiror full and complete possession of the Properties, subject only to the Permitted Exceptions.

         7.       CASUALTY, LOSS AND CONDEMNATION

                  If, prior to the Closing, the Properties or any part thereof shall be condemned, or destroyed or materially damaged by fire or other casualty (that is, damage or destruction in excess of One Hundred Thousand and 00/100 Dollars $100,000.00), Contributor shall immediately so notify Acquiror and Acquiror shall have the option either to terminate this Agreement upon written notice to Contributor or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage. If Acquiror elects to consummate the transaction contemplated by this Agreement, Acquiror shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, and Contributor shall, at the Closing and thereafter as necessary, execute and deliver to Acquiror all required proofs of loss, assignments of claims and other similar items. If Acquiror elects to terminate this Agreement, the Earnest Money shall be returned to Acquiror by Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement. If there is any other damage or destruction (that is, damage or destruction of One Hundred Thousand and 00/100 Dollars $100,000.00 or less) to the Properties or any part thereof, Contributor shall either repair such damage prior to the Closing or, at Acquiror's option, assign all insurance claims pertaining to such damage or destruction to Acquiror by executing and delivering to Acquiror at the Closing and thereafter as necessary all required proofs of loss, assignments of claims and other similar items. If Acquiror elects to take an assignment of all insurance claims as aforesaid, Acquiror shall receive at the Closing a credit against the Contribution Consideration in an amount equal to any deductible(s) applicable thereto.

         8.       REPRESENTATIONS AND WARRANTIES

                  A. Each Contributor represents and warrants, jointly and severally, to Acquiror that the following are true, complete and correct as of the date of this Agreement:

                        (i) Each Contributor is a general partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated and to carry on its business as now conducted and presently proposed to be conducted. Each Contributor is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing that individually or in the aggregate would not materially adversely affect the Properties, assets, business, operations or condition (financial or otherwise) of such Contributor or the ability of Contributor to perform its obligations under this Agreement (a "Contributor Material Adverse Effect").

                       (ii) Contributor has full partnership or limited liability company, as the case may be, power and authority and each OP Unit Recipient has full legal right, capacity and power to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution, delivery and performance by Contributor of this Agreement and the other documents to be delivered by Contributor at Closing, and the consummation by Contributor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership or limited liability company, as the case may be, action on the part of Contributor and no other proceedings on the part of Contributor, including of its partners or members, as the case may be, are necessary to authorize the execution, delivery and performance by Contributor of this Agreement and the other documents to be delivered by Contributor at Closing and the consummation by Contributor of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Contributor and each OP Unit Recipient and is a valid and binding obligation of Contributor and each OP Unit Recipient, enforceable against Contributor and each OP Unit Recipient in accordance with its terms.

                      (iii) Neither the execution and delivery of this Agreement by Contributor nor the performance by Contributor or the OP Unit Recipients of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the partnership agreement, operating agreement or similar governing documents of Contributor; (b) except as would not have a Contributor Material Adverse Effect, violate, result in a breach of, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien (as defined below) in or upon any of the Properties or assets of Contributor or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract (including any Service Contract), loan or credit agreement, license or other instrument to which Contributor is a party or by which it or any of its assets may be bound or affected; or (c) except as would not have a Contributor Material Adverse Effect, violate or conflict with any provision of any statute, law, rule, regulation, code or ordinance or any judgment, decree, order, writ, permit or license (collectively, "Laws or Orders") applicable to Contributor, the Properties or assets of Contributor. Other than those which have been obtained or made prior to the date hereof, or as set forth in Schedule 8A(iii) attached to this Agreement, no consent or approval or action of, filing with or notice to any Governmental or Regulatory Authority (as defined below), any creditor, investor, partner, shareholder, or tenant-in-common of Contributor, or other party is necessary or required for the execution, delivery and performance by Contributor of this Agreement, or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Contributor Material Adverse Effect.

                       (iv) To the best of Contributor's knowledge, it is not
         (a) in violation of its partnership agreement or operating agreement, as the case may be, (b) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan or credit agreement, lease, contract (including any Service Contract) or other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or by which it, or any of them, may be materially affected, or (c) in violation or in conflict with any provision of any Laws or Orders applicable to Contributor, the Properties or assets of Contributor, except in the case of clauses (b) and (c) for such defaults, violations or conflicts that individually or in the aggregate would not reasonably be expected to have a Contributor Material Adverse Effect. To the best of Contributor's knowledge, (x) it is not in default under any of the documents, recorded or unrecorded, referred to in the Title Commitments for the Properties, and (y) Contributor nor any of the Properties is in default under any certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any Governmental or Regulatory Authority having jurisdiction thereof in respect of Contributor or its assets, the Properties, occupancy of the Properties or any present use thereof, except in the case of clauses (x) and (y), for such defaults that individually or in the aggregate would not reasonably be expected to have a Contributor Material Adverse Effect.

                        (v) Contributor is or at Closing will be the sole owner of, and has or will have good and marketable title to, the Properties free and clear of all liens, encumbrances, pledges, claims, security interests, demands, easements, covenants, conditions, restrictions and encroachments of any kind or nature (collectively, "Liens") other than Permitted Exceptions and liens that will be discharged or otherwise provided for at or prior to the Closing. The Contributor has not received any notice alleging that it is in default in compliance with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions. There are no development or other rights associated with any Property which are not being transferred to Acquiror under this Agreement or the documents contemplated by this Agreement.

                       (vi) To the best of Contributor's knowledge, the Improvements were constructed in a good, workmanlike and substantial manner, and in conformity with all rules, regulations, laws and ordinances applicable at the time of construction. Contributor has obtained and paid for all permits and certificates (including, without limitation, permits and certificates for water, plumbing, sewers and sewage treatment, electric, heating, ventilating, air conditioning, drainage and occupancy) required under any Federal, state or local law, ordinance, rule or regulation or by any governmental or quasi-governmental agency having jurisdiction over the Properties, and all of the same are in good standing. To the best of Contributor's knowledge, except as set forth in Schedule 8A(vi) attached to this Agreement, the Improvements and the tangible Personal Property are free from material defects; and the Properties and each part thereof have adequate drainage and contain not less than the minimum number of parking spaces required under applicable law. Except as set forth in
         Schedule 8A(vi) attached to this Agreement, each of the Properties abuts a public right-of-way, and the rights of ingress and egress with respect thereto as they currently exist are not restricted or limited in any manner.

                      (vii) All of Contributor's insurance policies are in full force and effect and Contributor is not in default with respect to any material provisions contained in any such policy. Neither Contributor, nor to the best of Contributor's knowledge, any agent of Contributor, has received from any insurer any notice with respect to any defects or inadequacies affecting all or any part of the Properties, any notice of cancellation or non-renewal of any such policy, or any notice that any insurance premiums will be materially increased in the future or that any insurance coverage under such policies will not be available in the future on substantially the same terms as now in effect.

                     (viii) Except as set forth in Schedule 8A(viii) attached to this Agreement, there is no judicial, municipal or administrative action, suit, arbitration, proceeding or investigation pending or, to the best of Contributor's knowledge, threatened against, relating to or affecting Contributor, its assets, the Properties or any part thereof before any court or governmental department, commission, board, agency or instrumentality, of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), including, without limitation, proceedings for or involving collections (other than collections in the ordinary course of business), condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred at any of the Properties or by reason of the condition, use of, or operations on, such Property. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy or other similar proceedings are pending or, to the best of Contributor's knowledge, threatened against Contributor or any of the OP Unit Recipients.

                       (ix) Except as set forth in Schedule 8A(ix) attached to this Agreement, Contributor has not received from any Governmental Authority any written notice of zoning, building, fire, health code, environmental or other violations of applicable laws, rules, ordinances codes and regulations with respect to the Properties, or any part thereof.

                        (x) The Service Contracts comprise every contract, agreement, relationship and commitment, oral or written, other than the Leases and the Existing Mortgages that affect the Properties or to which Contributor is a party or by which it is bound, including, without limitation, all agreements relating to the management, construction, operation, maintenance or repair of any Property, the purchase of materials, supplies, equipment, machinery parts, products and services, and the lease of any property, real or personal. The Service Contracts are in full force and effect and have not been modified, amended or altered, in writing or otherwise. Neither Contributor nor, to the best of Contributor's knowledge, any other party is in default under the terms of any Service Contract. Except as otherwise noted on Exhibit C, each Service Contact is cancelable by Contributor (or its assignees or successors) without payment of any penalty upon not more than thirty (30) days prior notice.

                       (xi) Contributor has no patents, trademarks, servicemarks or trade names used in connection with the Properties, except for the name "Columbia Circle". To the best of Contributor's knowledge, the use of such names does not conflict with any rights of others with respect thereto. There is no claim pending or, to the best of Contributor's knowledge, threatened against Contributor with respect to alleged infringement of any patent, trademark, servicemark or trade name related to the Properties.

                      (xii) Without limiting any other warranty or representation of Contributor:

                           (a) there is no proceeding, plan, study or effort by
                  any governmental authority or agency pending, or to the best of Contributor's knowledge, threatened, which in any way affects or would affect the present use, improvements on, size or zoning of any of the Properties (and Contributor has received no notice from any governmental authority of any such plan, study or effort), and there is no existing, or to the best of Contributor's knowledge, proposed or contemplated plan to widen, modify or realign any street or highway or any existing, or to the best of Contributor's knowledge, proposed or contemplated eminent domain proceedings that would affect any of the Properties in any way whatsoever (and Contributor has received no notice from any governmental authority of any such existing, proposed or contemplated plan or proceedings);

                           (b) all laws, ordinances, codes, rules and
                  regulations of any Governmental and Regulatory Authority, bearing on the construction, maintenance, repair or operation of each of the Properties have been complied with by Contributor at its sole cost, except the non-compliance with which would not reasonably be expected to have a Material Adverse Effect; and

                           (c) none of the Properties is located in any area
                  designated by any governmental authority or agency as being a flood prone or flood risk area (whether pursuant to the Flood Disaster Act of 1973, as amended, or otherwise) and the requirements of the National Flood Insurance Program are not applicable to the Properties or any part thereof.

                     (xiii) Except as set forth in Schedule 8A(xiii) attached to this Agreement, Contributor is not in default in respect of any of its obligations or liabilities pertaining to the Properties (including, without limitation, Contributor's obligations under any of the Leases), and there is no state of facts or circumstances or condition or event which, after notice or lapse of time, or both, would constitute or result in any such default.

                      (xiv)         With respect to the Leases:

                           (a) Except as set forth on the Rent Roll, each of the
                  Leases is in full force and effect, and has not been modified, amended, or altered, in writing or otherwise. Contributor has not received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Contributor under any of the Leases, or affecting or questioning the rights of Contributor of the continued possession of the leased or subleased premises under any such Lease. Except as set forth on the Rent Roll, each tenant is legally required to pay all sums and perform all of its obligations set forth in the Lease, without concessions, abatements, offsets or other bases for relief or adjustment;

                           (b) Except as set forth on the Rent Roll, all
                  material obligations of the lessor under the Leases that accrue to the date of Closing have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made or will be made prior to Closing, or subject to proration hereunder in all cases), and, to the best of Contributor's knowledge, each tenant has unconditionally accepted lessor's performance of such obligations. Except as set forth on the Rent Roll, no tenant has asserted any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease, which assertion remains outstanding;

                           (c) Except as set forth on the Rent Roll, no tenant
                  is currently in default under or is in arrears (for more than 30 days) in the payment of any sums or in the performance of any monetary obligations required of it under its Lease, and Contributor has no knowledge of any other default under any such Lease;

                           (d) Except as set forth in the Rent Roll, during the
                  12-month period immediately preceding the date hereof: (i) no tenant has, at any time, been more than 30 days delinquent in its respective payment of any and all sums due under the terms of its respective Lease; (ii) no tenant has requested that Contributor provide that tenant with any reduction in the tenant's monetary obligations under its Lease; (iii) no tenant has requested that Contributor, in its capacity as landlord, permit the tenant to sublease its leased premises, or assign its Lease, or terminate its Lease on an accelerated basis;
                  (iv) Contributor has not "written off" any delinquent sums owed by any tenant to satisfy its obligation to contribute to the payment of real estate taxes, common area maintenance charges, and insurance premiums; and (v) Contributor has not had (nor is it currently engaged in) any dispute (whether of a formal or an informal nature) with any tenant concerning that tenant's obligations to make payments under the terms of its Lease toward real estate taxes, insurance premiums and common area maintenance charges or other charges imposed under its Lease;

                           (e) Except as set forth on the Rent Roll, Contributor
                  has not received any written notice from any tenant stating that a petition in bankruptcy has been filed or is threatened to be filed by or against it;

                           (f) Except with respect to security deposits, neither
                  base rent ("Base Rent"), nor regularly payable estimated tenant contributions or operating expenses, insurance premiums, real estate taxes, common area charges, and similar or other "pass through" or non-base rent items including, without limitation, cost-of-living or so-called "C.P.I." or other such adjustments (collectively, "Additional Rent"), nor any other material item payable by any tenant under any Lease has been heretofore prepaid for more than one month;

                           (g) Except as set forth in the Rent Roll, to the best
                  of Contributor's knowledge, no guarantor(s) of any Lease has been released or discharged, partially or fully, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto;

                           (h) Except as set forth on the Rent Roll, there are
                  no brokers' commissions, finders' fees, or other charges payable or to become payable to any third party on behalf of Contributor in connection with any Lease, including, but not limited to, any exercised option(s) to expand or renew;

                           (i) Each security deposit set forth on the Rent Roll
                  shall be assigned to Acquiror at the Closing (or Acquiror shall receive a credit therefor). Except as set forth on the Rent Roll, (i) no tenant or any other party has asserted any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit and (ii) Contributor has not applied any portion of any security deposit to the payment of any sums due from any tenant under a Lease;

                           (j) Contributor shall pay (or Acquiror shall receive
                  a credit therefor), and retains sole and exclusive responsibility for, all expenses due on or before the Closing Date connected with or arising out of the negotiation, execution and delivery of the Leases, including, without limitation, brokers' commissions (including those applicable, if any, to future expansions or renewals by a tenant), leasing fees and recording fees (as well as the cost of all tenant improvements not required to be paid for by tenants);

                           (k) Except as set forth on the Rent Roll, no tenant
                  has, by virtue of its Lease or any other agreement or understanding, any purchase option with respect to any of the Properties, or any portion thereof, or any right of first refusal to purchase any of the Properties, or a portion thereof, whether triggered by the transactions contemplated by this Agreement or by a subsequent sale of any of the Properties or a portion thereof. Except as set forth on the Rent Roll, no tenant has, by virtue of its Lease or any other agreement or understanding any of the following (i) the option to terminate its Lease prior to the stated expiration date and
                  (ii) the option to reduce the rentable space at any of the Properties that such tenant is currently occupying; and

                           (l) Except as set forth on the Rent Roll: (i) to the
                  best of Contributor's
                  knowledge, no tenant has sublet its leased premises; and
                  (ii) there are no outstanding requests from any tenant to Contributor, requesting any consent to an assignment of the tenant's Lease or to a sublease of all or some portion of a tenant's leased premises.

                       (xv) Except as set forth in Schedule 8A(xv) attached to this Agreement, the Properties have been fully valued and assessed for property tax purposes. Except as set forth in Schedule 8A(xv) attached to this Agreement, there are no general or special assessments applicable to the Properties or any part thereof. The bill or bills issued for the years 1994, 1995, 1996 and 1997, for all real estate taxes and personal property taxes and copies of any and all notices pertaining to real estate taxes or assessments applicable to the Properties (the "Tax Bills") (and to Contributor's knowledge, the only real estate tax bills applicable to the Properties) have been delivered to Acquiror. Except as set forth in Schedule 8A(xv) attached to this Agreement, Contributor has not received any notice of any proposed or actual increase in the assessed valuation of or rate of taxation of any or all of the Properties from that reflected in the most recent Tax Bills. Except as set forth in Schedule 8A(xv) attached to this Agreement, there is not now pending, and Contributor agrees that it will not, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of any of the Properties or any other relief for any tax year. Other than the amounts disclosed by the Tax Bills, no other real estate taxes have been, or to Contributor's knowledge, will be, assessed against the Properties, or any portion thereof, in respect of the year 1997 or any prior year, and no special assessments of any kind (special, bond or otherwise) are or have been levied against the Properties, or any portion thereof, that are outstanding or unpaid, and, to Contributor's knowledge, none will be levied prior to Closing. Contributor has not entered into any agreements with attorneys or, consultants or other parties with respect to real estate taxes applicable to any of the Properties that will be binding on Acquiror after the Closing.

                      (xvi) Contributor has prepared and timely filed all tax returns required to be filed on or before the date hereof with respect to the Properties, which tax returns are true, correct and complete in all material respects. Contributor has paid or made provision for the payment of all taxes with respect to the Properties that are due or claimed to be due from it on or before the date hereof by any governmental taxing authority. No federal, state, local or foreign taxing authority has asserted any tax deficiency, lien, interest or penalty or other assessment against the Properties or Contributor which has not been paid and there is no pending audit or inquiry from any federal, state, local or foreign tax authority relating to the Properties or Contributor that may be expected to result in a tax deficiency, lien interest or other assessment against the Properties.

                     (xvii) The Personal Property is all of the personal property owned by Contributor and used in the operation of the Properties. Except as set forth in Schedule 8A(xvii) attached to this Agreement, Contributor has or at Closing will have good title to the Personal Property, free and clear of any Liens. All such Personal Property is in good working condition, free of material defects, normal wear and tear excepted.

                    (xviii) This Agreement and all other documents and agreements executed by Contributor in connection with the transaction that is the subject of this Agreement (collectively, the "Contributor's Documents") are binding on Contributor and enforceable against Contributor in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally and general principles of equity.

                      (xix) All financial information regarding the Properties furnished by Contributor to Acquiror is true, complete and correct; has been compiled in accordance with generally accepted accounting principles and accurately set forth in all material respects the results of the operations of the Properties for the periods covered.

                       (xx) Contributor has no employees. All management contracts pertaining to the Properties will be terminated as of the Closing.

                      (xxi) All utilities (including, without limitation, gas, electricity, telephone, water and sanitary and storm sewers) have been completed to the lot lines of the Land, are connected to the Improvements as necessary, and all connection, hook-up, tap fees and the like have been paid.

                     (xxii) The Existing Mortgages constitute all of the mortgages or deeds of trust presently encumbering the Properties or any portion thereof. Contributor has complied with (and, prior to Closing, shall continue to comply with) in all material respects the terms of, and all notices or correspondence received from the holder of, the promissory notes evidencing the loans secured by the Existing Mortgages (the "Existing Notes"). Contributor has paid (and, at all times prior to Closing, shall pay), when and as due, all sums due under the Existing Mortgages, the Existing Notes and all other loan documents securing the Existing Notes (the "Other Loan Documents"). The Existing Notes, the Existing Mortgages and the Other Loan Documents are in full force and effect, and Contributor has not received any notice of a default thereunder that remains outstanding. Contributor has delivered to Acquiror true, complete and accurate copies of the Existing Notes, the Existing Mortgages and the Other Loan Documents. Except as set forth in Schedule 8A(xxii) attached to this Agreement, the indebtedness evidenced by the Existing Notes may be prepaid, in full, on the Closing Date without imposition of any penalty or premium.

                    (xxiii) No representation or warranty made by Contributor in this Agreement, no exhibit attached hereto with respect to the Properties, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. All items delivered by or on behalf of Contributor pursuant to this Agreement are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not misleading. The copies of all documents and other agreements delivered or furnished and made available by or on behalf of Contributor to Acquiror pursuant to this Agreement constitute all of and the only Leases and other agreements to which Contributor is presently a party relating to or affecting the ownership, leasing, management and operation of the Properties, there being no "side" or other agreements, written or oral, in force or effect, to which Contributor is a party or to which any Property is subject.

                     (xxiv) The OP Units are being acquired by each of the OP Unit Recipients with the present intention of holding the OP Units for purposes of investment and not with a view towards sale or any other distribution. Each of the OP Unit Recipients recognizes that he may be required to bear the economic risk of an investment in the OP Units for an indefinite period of time. Each OP Unit Recipient is an Accredited Investor. Each OP Unit Recipient has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the OP Units. Each OP Unit Recipient has received and reviewed the following documents: (A) the Form 10-K for the year ended December 31, 1996 for the REIT and Acquiror; (B) the annual proxy statement of the REIT for the 1997 annual meeting and the proxy statement of the REIT for the special meeting of stockholders which was held on December 12, 1997; (C) the Form 10-Q for the REIT and Acquiror for the quarters ended March 31, 1997,

         June 30, 1997, and September 30, 1997, respectively; (D) the Form 8-Ks filed by the REIT and Acquiror since December 31, 1996 and (E) the Partnership Agreement. Each OP Unit Recipient has been afforded the opportunity to ask questions of those persons he considers appropriate and to obtain any additional information he desires in respect of the OP Units and the business, operations, conditions (financial and otherwise) and current prospects of Acquiror and the REIT. Each OP Unit Recipient has consulted his own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the OP Units and has not relied on Acquiror, the REIT or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences.

                      (xxv) Except as set forth in Schedule 8A(xxv) attached to
                  this Agreement:

                           (a) The Properties are owned and operated by
                  Contributor in compliance with all Environmental Laws, except for instances of non-compliance as would not individually or in the aggregate reasonably expected to have a Contributor Material Adverse Effect.

                           (b) There have been no past and there are no pending
                  or, to the knowledge of Contributor, threatened (in writing) claims, complaints, notices, correspondence or requests for information received by Contributor with respect to any violation or alleged violation of any Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of the Properties or any portion thereof.

                           (c) There have been no Releases of a Hazardous
                  Material at, on, under, in or about any of the Properties or any portion thereof during any period that Contributor owned or leased such Property, or to the best of Contributor's knowledge, prior thereto. None of the Properties is listed, or to the best of Contributor's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA (the "NPL") or on any similar state or other list of sites that require or may require corrective or remedial action.

                           (d) To the best of Contributor's knowledge, no
                  conditions exist at, on, under, in or about the Properties or any portion thereof that, with the passage of time or the giving of notice or both, would give rise to any claim, liability or obligation under any Environmental Law or Environmental Permit.

                           (e) Contributor has been issued all Environmental
                  Permits required for the operation of the Properties. All such Environmental Permits are in full force and effect and Contributor is in compliance in all material respects with the terms and conditions of such Environmental Permits.

                           (f) The Properties are not listed, or to the
                  knowledge of Contributor, proposed or nominated for listing on the NPL or on any other similar state or other list of sites that require or may require corrective or remedial action.

                           (g) Contributor has not transported, disposed of or
                  treated, or arranged for the transportation, disposal or treatment of, any Hazardous Material from the Properties or any portion thereof to any location that is: (i) listed, or to the best of Contributor's knowledge, proposed or nominated for listing, on the NPL or on any other similar list or (ii) the subject of any pending, or to the best of Contributor's knowledge, threatened, Federal, state or local enforcement action or other investigation under any Environmental Law.

                           (h) There are no underground storage tanks at, on or
                  under the Properties or any portion thereof. Contributor has not removed, closed or abandoned any underground storage tanks at any of the Properties, and Contributor has no knowledge of the existence, abandonment, closure or removal of underground storage tanks at any of the Properties.

                           (i) There have been no environmental investigations,
                  studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Contributor in relation to any Property which have not been delivered to Acquiror prior to the execution of this Agreement.

         For purposes of this item (xxv), the following terms shall have the meanings ascribed to them below.

                  (1) "Environmental Law" or "Environmental Laws" shall mean all applicable Federal, state and local statutes, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, which pertain to the environment, soil, water, air, flora and fauna, or health and safety matters, as such have been amended, modified or supplemented from time to time (including all amendments thereto and reauthorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) Releases; (iv) protection of endangered species, wetlands or natural resources; (v) the operation and closure of underground storage tanks; (vi) health and safety of employees and other persons; and (vii) notification and reporting requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following:
         (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sections 9601 et seq.), as amended ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. section 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. section 1251 et seq.), as amended; (vi) the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended; (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and
         (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing any of the above.

                  (2) "Environmental Permit" or "Environmental Permits" shall mean licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents which are required under or are issued pursuant to an Environmental Law.

                  (3) "Hazardous Material" or "Hazardous Materials" shall mean any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, hazardous or extremely hazardous solid waste, special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law, including without limitation: (i) friable or damaged asbestos, asbestos-containing material, polychlorinated biphenyls, solvents and waste oil; (ii) any "hazardous substance" as defined under CERCLA; and (iii) any "hazardous waste" as defined under RCRA or comparable state or local law.

                  (4) "Release" means any spill, discharge, leak, migration, emission, escape, injection, dumping or other release or threatened release of any Hazardous Material into the environment, whether or not notification or reporting to any governmental authority was or is required. Release includes, without limitation, the meaning of Release as defined under CERCLA.

                  B. Contributor represents and warrants to Acquiror that, as of the Closing, each of the representations and warranties set forth in Section 8A above shall be true, complete and correct except for changes in the operation of the Properties occurring prior to the Closing that are specifically permitted by or pursuant to this Agreement.

                  C. Acquiror represents and warrants to Contributor that the following are true, complete and correct as of the date of this Agreement:

                        (i) Acquiror is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated and to carry on its business as now conducted and presently proposed to be conducted. Acquiror is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing that individually or in the aggregate would not materially adversely affect the assets, business, operations or condition (financial or otherwise) of Acquiror or the ability of Acquiror to perform its obligations under this Agreement (an "Acquiror Material Adverse Effect").

                       (ii) Acquiror has all partnership power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution, delivery and performance by Contributor of this Agreement and the other documents to be delivered by Acquiror at Closing, and the consummation by Acquiror of the transactions contemplated hereby and thereby are permitted under the Partnership Agreement, and at Closing will have been duly and validly authorized by all necessary partnership action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and is a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms.

                      (iii) To the best of Acquiror's knowledge, it is not (a) in violation of the Partnership Agreement, (b) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust, loan or credit agreement, lease, contract or other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or by which it, or any of them, may be materially affected, or (c) in violation or in conflict with any provision of any Laws or Orders applicable to Acquiror or its assets, except in the case of clauses (b) and (c) for such defaults, violations or conflicts that individually or in the aggregate would not reasonably be expected to have an Acquiror Material Adverse Effect.

                       (iv) The Partnership Agreement is in full force and effect and has not been further amended or modified.

                        (v) The OP Units to be issued to the OP Unit Recipients, when issued, sold and paid for pursuant to this Agreement and the Partnership Agreement, will be duly authorized, validly issued, and fully-paid.

                       (vi) There is no existing or, to Acquiror's knowledge, threatened, legal action or governmental proceedings of any kind involving Acquiror, any of its assets or the operation of any of the foregoing, which, if determined adversely to Acquiror or its assets, would have an Acquiror Material Adverse Effect.

                      (vii) The REIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated and to carry on its business as now conducted and presently proposed to be conducted. The REIT is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing that individually or in the aggregate would not materially adversely affect the assets, business, operations or condition (financial or otherwise) of the REIT (a "REIT Material Adverse Effect"). The REIT is the sole general partner of the Acquiror.

                     (viii) The REIT has all requisite corporate power and authority to enter into, execute and deliver this Agreement in its capacity as general partner of Acquiror and to perform fully its obligations hereunder in its capacity as general partner of Acquiror. The execution, delivery and performance by the REIT of this Agreement and the other documents to be delivered by the REIT at Closing, and the consummation by the REIT of the transactions contemplated hereby and thereby at Closing will have been duly and validly authorized by all necessary corporate action on the part of the REIT. This Agreement has been duly executed and delivered by the REIT and is a valid and binding obligation of the REIT, enforceable against the REIT in accordance with its terms.

                       (ix) To the best of the REIT's knowledge, it is not (a) in violation of its Certificate of Incorporation or by-laws, (b) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust, loan or credit agreement, lease, contract or other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or by which it, or any of them, may be materially affected, or (c) in violation or in conflict with any provision of any Laws or Orders applicable to the REIT or its assets, except in the case of clauses (b) and (c) for such defaults, violations or conflicts that individually or in the aggregate would not reasonably be expected to have a REIT Material Adverse Effect.

                        (x) The Conversion Shares will be duly authorized and reserved for issuance and, to the extent delivered upon exchange of the OP Units, when issued, sold and paid for pursuant to this Agreement and the Partnership Agreement, will be validly issued, fully-paid and nonassessable.

                       (xi) The REIT is organized and operates as a "real estate investment trust" under Sections 856 through 860 of the Code. The REIT has elected to be taxed as a "real estate investment trust" under the Code.

                      (xii) There is no existing, or, to the REIT's knowledge, threatened legal action or governmental proceedings of any kind involving the REIT, any of its assets or the operation of any of the foregoing, which, if determined adversely to the REIT or its assets, would have a material adverse effect on the financial condition, business or operations of the REIT or its assets and which would interfere with the REIT's ability to perform its obligations under the REIT Documents.

                  D. Acquiror represents and warrants to Contributor that, as of the Closing, each of the representations and warranties set forth in Section 8C above shall be true, complete and correct.

                  E. Except as hereinafter provided, all representations and warranties made in this Section 8 by Contributor and/or the OP Unit Recipient (collectively, the "Contributor Party") and by Acquiror shall survive the Closing until the second (2nd) anniversary of the Closing Date and shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that the foregoing limitation shall not apply to the extent any claim for indemnification is made under this Agreement with respect to any representation, warranty, covenant or agreement that would otherwise terminate pursuant to this Section 8E and a notice for indemnification shall have been timely given under Section 14 on or prior to such termination date, in which case such survival period will be extended as it relates to such related claims until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 14. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein. Notwithstanding the foregoing, the representations and warranties contained in Section 8A(xv), (xvi) and (xxv) shall survive until the expiration of the statute of limitations applicable thereto.

                  F. Contributor shall provide to Acquiror and its auditors (i) during the Inspection Period and following the Closing, access at all reasonable times to all financial and other information relating to the Properties necessary for Acquiror and its auditors to prepare audited, and if necessary, pro forma, financial statements in conformity with Regulations S-X of the Securities and Exchange Commission ("SEC") or other materials required for any registration statement, report or other disclosure to be filed with the SEC or necessary to comply with any SEC rule or regulation, and (ii) at the Closing (or prior thereto if required by Acquiror's auditors) an executed representations letter, in form and substance reasonably satisfactory to Acquiror, as required by Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Public Accountants, which representation is required to enable an independent public accountant to render an opinion on such financial statements; provided, however, that Acquiror shall pay for any actual reasonable costs incurred by Contributor in connection with its obligations under this Section 8F. The obligation of Contributor to provide such access and representation letter shall survive the Closing and Contributor shall indemnify and hold Acquiror harmless from and against any losses, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses) and liabilities arising from Contributor's failure to comply with these obligations. This indemnity shall survive the Closing for a period of two
(2) years.

         9.       ACQUIROR'S INSPECTION OF THE PROPERTIES

                  Subject to the provisions of Section 15B, during the period extending to and including the 45th day from the date of this Agreement (the "Inspection Period"), Acquiror and Acquiror's agents, engineers, surveyors, consultants, appraisers, auditors and other representatives (collectively, "Representatives") will, upon reasonable advance notice, be given the right to enter upon the Properties and perform nondestructive physical tests and to conduct any and all necessary engineering, environmental and other surveys, tests and inspections at the Properties and to examine and evaluate any books and records, agreements and documents within the possession of Contributor or subject to its control (whether or not located at the Properties), as Acquiror or Acquiror's agents may reasonably request. Contributor shall cooperate fully with the inspections hereunder by Acquiror and its Representatives, and shall furnish to Acquiror and its Representatives all such books, records, information (financial or otherwise), data and agreements that Acquiror or Acquiror's Representatives may reasonably request in connection with the investigations hereunder, including but not limited to, copies of all leases, Services Contracts, insurance policies, environmental reports, working drawings, plan and specifications, surveys, appraisals, engineering and architect reports, real estate tax bills and receipts, operating statements and related documents. Acquiror shall have the right to perform a Phase One environmental assessment of each of the Properties. Upon Acquiror's receipt of any such Phase One assessment, it shall provide a copy thereof to Contributor (at no cost to Contributor). If such Phase One assessment should recommend further inspections and testing at the Properties, Acquiror shall have the option, to be exercised by written notice given to Contributor prior to the expiration of the Inspection Period, to extend the Inspection Period for one (1) additional period of thirty
(30) days. Except as otherwise provided herein, Acquiror's obligations under this Agreement shall be contingent, only during the Inspection Period, upon Acquiror being satisfied in its sole discretion with the results of its investigation and evaluation of the Properties (the "Inspection Condition"). In the event the Inspection Condition is not so satisfied, Acquiror shall notify Contributor in writing (the "Termination Notice") prior to the expiration of the Inspection Period that it is terminating this Agreement. If Acquiror shall give the Termination Notice to Contributor prior to the expiration of the Inspection Period, the Earnest Money shall be promptly returned to Acquiror and all parties hereto shall be released from all further obligations and liabilities hereunder, except with respect to the indemnity set forth in Section 15B. In the event that Acquiror does not give the Termination Notice to Contributor prior to the expiration of the Inspection Period, Acquiror shall be deemed to have waived the Inspection Condition and Acquiror's right to terminate this Agreement pursuant to this Section 9 shall be deemed deleted from this Agreement.

         10.      SCHEDULES

                  Within three (3) business days after the date of this Agreement, to the extent not previously delivered, Contributor shall furnish to
Acquiror:

                        (i) a true, correct and complete copy of each written Service Contract and a true, correct and complete summary of each oral Service Contract;

                       (ii) true, correct and complete copies of all of the Leases;

                      (iii) copies of all operating statements for the Properties that are in the possession or control of Contributor for any time during the period commencing with the first day of the second full calendar year preceding the date of this Agreement and ending on the date of this Agreement; and

                       (iv) copies of the most recent survey of and title policy or commitment for each of the Properties in the possession or control of Contributor.

         11.      CONDITIONS PRECEDENT

                  A. Acquiror's obligation to acquire the Properties shall be subject to and contingent upon the following conditions precedent, any or all of which Acquiror may waive only by a notice delivered in accordance with Section 15H:

                        (i) The issuance to Acquiror at the Closing of the Title Policies in accordance with Section 5B(i).

                       (ii) Contributor shall have obtained and delivered to Acquiror original executed tenant estoppel certificates (the "Tenant Estoppel Certificates") in substantially the form of Exhibit K attached hereto, dated not more than thirty (30) days before Closing, and executed by tenants under Leases leasing not less than ninety-five percent (95%) of the total aggregate gross rental income for all of the Properties, including, without limitation, those particular tenants listed in Exhibit L attached hereto ("Required Estoppel Tenants"). Contributor shall use its reasonable, good faith and diligent efforts to obtain the Tenant Estoppel Certificates. To the extent that the Tenant Estoppel Certificate obtained from a tenant contains less than all of the Exhibit K information, or to the extent that, after satisfying the above condition, Contributor is unable to obtain Tenant Estoppel Certificates from all of the remaining tenants, then, at Closing, Contributor shall execute a Tenant Estoppel Certificate with respect to those Leases for which no or an insufficient Tenant Estoppel Certificate has been obtained (provided that in the case of an insufficient Tenant Estoppel Certificate the certification from Contributor shall be limited to the insufficient matters). With respect to tenants who have signed Leases but not yet taken occupancy, the Tenant Estoppel Certificate shall appropriately identify the full and complete Lease but will omit certifications that are inappropriate.

                      (iii) The termination, on or before the Closing Date, of all of the Service Contracts that Acquiror has elected to terminate by written notice given to Contributor prior to the expiration of the Inspection Period.

                       (iv) The representations and warranties made by Contributor in this Agreement shall be true and correct in all material respects on the Closing Date as if made on the Closing Date.

                        (v) The delivery by Contributor of all documents (executed by parties other than Acquiror, where required) required under Section 6B(i).

                       (vi) The delivery of all necessary consents and approvals of lenders under Existing Indebtedness to be assumed by Acquiror, and the consents and approvals set forth on Schedule 11A(vi) to this Agreement.

                      (vii) Contributor not being otherwise in default of its obligations under this Agreement.

                     (viii) All conditions precedent set forth in Section 11A of the Northeastern Contribution Agreement shall have been satisfied or, if permissible, waived.

                  If the condition precedent set forth in Section 11A(i) is not satisfied or waived on or prior to the Closing Date, Acquiror shall have the rights and remedies set forth in
Section 5C. If any of the conditions precedent set forth in Section 11A(ii) or
Section 11A(viii) (to the extent a condition under the Northeastern Contribution Agreement is not satisfied or, if permissible, waived which allows for a similar termination right without the right to receive costs and expenses) is not satisfied or waived on or prior to the Closing Date, Acquiror shall have the right to terminate this Agreement upon written notice to Contributor, and in which event Escrowee shall immediately return the Earnest Money to Acquiror and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement except with respect to the Surviving Indemnities. If any of the conditions precedent set forth in Sections 11A(iii), (iv), (v), (vi) or (vii) or
Section 11A(viii) (to the extent a condition under the Northeastern Contribution Agreement is not satisfied or, if permissible, waived which allows for a similar termination right with the right to receive costs and expenses) is not satisfied or waived on or prior to the Closing Date, then Acquiror shall have the rights and remedies provided in Section 13B.

                  B. Contributor's obligation to contribute and convey the Properties shall be subject to and contingent upon the following conditions precedent, any or all of which Contributor may waive by a notice delivered in accordance with Section 15H:

                        (i) The representations and warranties made by Acquiror in this Agreement shall be true and correct in all material respects on the Closing Date as if made on the Closing Date.

                       (ii) The delivery by Acquiror of all documents (executed by Acquiror, where required) required under Section 6B(ii).

                      (iii) Acquiror not being otherwise in default of its obligations under this Agreement.

                       (iv) All conditions precedent set forth in Section 11B of the Northeastern Contribution Agreement shall have been satisfied or, if permissible, waived.

                  If any of the conditions precedent set forth in Section 11B is not satisfied or waived on or prior to the Closing Date, then Contributor shall have the rights and remedies provided in Section 13A.

         12.      BROKERAGE

                  Contributor and Acquiror represent and warrant to each other that neither they nor their affiliates have dealt with any broker, finder or the like in connection with the transaction contemplated by this Agreement other than John Blumberg (the "Broker"). At the Closing, Acquiror shall pay a commission to the Broker pursuant to a separate agreement between Acquiror and the Broker; provided, however, that no commission shall be deemed earned unless and until the Closing shall have occurred as provided in this Agreement and title to the Properties shall have been conveyed to Acquiror. Acquiror and Contributor each agrees to indemnify, defend and hold the other harmless from and against all loss, expense (including reasonable attorneys' fees and court costs), damage and liability resulting from the claims of any other broker or finder (or anyone claiming to be a broker or finder) on account of any services claimed to have been rendered to the indemnifying party in connection with the transaction contemplated by this Agreement. The provisions of this Section shall survive the Closing or the sooner termination of this Agreement.

         13.      DEFAULT AND REMEDIES

                  A. If the Closing does not occur due to Acquiror's default hereunder, or the breach of the representations, warranties, covenants or other terms of this Agreement, and such default or breach is not cured or remedied within ten (10) business days after receipt of written notice thereof given by Contributor to Acquiror, or otherwise waived by Contributor, Contributor may terminate this Agreement and, as its sole remedy, receive the Earnest Money from the Escrowee, as liquidated damages, in which event this Agreement shall be deemed null and void and the parties shall be released from all further obligations and liabilities under this Agreement, except with respect to the indemnity set forth in Section 15B. It is recognized by Contributor and Acquiror that the damages Contributor will sustain by reason of Acquiror's default, breach or failure will be substantial, but difficult, if not impossible, to ascertain. The Earnest Money has been determined by the parties as a reasonable sum for damages and is intended not as a penalty, but as full liquidated damages.

                  B. If, prior to the Closing, Contributor is in default with respect to, or breaches, or fails to perform one or more of the representations, covenants, warranties or other terms of this Agreement, and such default, breach or failure is not cured or remedied within ten (10) business days after receipt of written notice thereof given by Acquiror to Contributor, or otherwise waived by Acquiror, Acquiror as its sole remedy may either (a) terminate this Agreement, in which event the Earnest Money shall be returned by the Escrowee to Acquiror and Contributor shall reimburse Acquiror for its reasonable out-of-pocket expenses incurred by Acquiror (not to exceed $50,000 in the aggregate) pursuant to this Agreement and, upon such return and reimbursement, the parties shall be released from all further obligations and liabilities under this Agreement, except with respect to the Surviving Indemnities, or (b) sue for specific performance (except in such case where such default, breach or failure to perform is the result of the good faith failure despite best efforts by Contributor to obtain the consent of Manufacturers, Traders & Trust Company and Dorman & Wilson, Inc.). In the event Acquiror elects the remedy set forth in (a) above, Contributor shall reimburse Acquiror for such expenses within fifteen
(15) days after Contributor's receipt of written notice from Acquiror accompanied by copies of invoices detailing such expenses or such other documentation that reasonably substantiates such expenses.

         14.      INDEMNIFICATION

                  A. Indemnification by Contributor. Contributor agrees to indemnify Acquiror and its respective shareholders, directors, employees, agents, partners and affiliates in respect of, and hold each of them harmless from and against, any and all losses, liabilities (including punitive or exemplary damages, fines or penalties and interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims or other obligations of any value whatsoever (collectively, "Losses") suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of or inaccuracy in any representation or warranty, or nonfulfillment of or failure to perform or breach of any covenant or agreement on the part of Contributor contained in this Agreement, or (ii) any default or dispute set forth in
Schedule 8A(iii) attached to this Agreement.

                  B. Indemnification by Acquiror. Acquiror agrees to indemnify the Contributor and its shareholders, officers, directors, employees, agents, partners, members and affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of or inaccuracy in any representation or warranty, or nonfulfillment of or failure to perform or breach of any covenant or agreement on the part of Acquiror contained in this Agreement.

                  C. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Section 14 will be asserted and resolved as follows:

                        (i) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this Section 14 is asserted against or sought to be collected from such Indemnified Party by a person or entity other than Contributor, Acquiror or any Affiliate of the Contributor or Acquiror (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice (as defined below) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period (as defined below) whether the Indemnifying Party disputes its liability to the Indemnified Party under this
Section 14 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                        (a) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 14C(i), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to this Section 14). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause
         (a), may file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party, at the sole cost and expense of the Indemnifying Party, will provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (a), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under this Section 14 with respect to such Third Party Claim.

                        (b) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 14C(i), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified
         Party is contesting. Notwithstanding the foregoing provisions of this clause (b), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (c) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (b) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (b), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                        (c) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under this Section 14 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under this Section 14 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (iii) of this Section 14C.

                       (ii) In the event any Indemnified Party should have a claim under this Section 14C against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice (as defined below) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this Section 14 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (iii) of this Section 14C.

                       (iii) Any dispute submitted to arbitration pursuant to this Section 14C shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the

Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in New York City, New York or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by the Indemnifying Party and the Indemnified Party.

For purposes of this Section 14, the following terms shall have the meanings ascribed to them below:

                  (1)"Claim Notice" shall mean written notification of a Third Party Claim, pursuant to Section 14C(i), as to which indemnity under Section 14 is sought by an Indemnified Party, enclosing a copy of all papers served, if any; and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 14, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

                  (2)"Dispute Period" shall mean the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or Indemnity Notice.

                  (3)"Indemnified Party" shall mean any person or entity claiming indemnification under any provision of Section 14.

                  (4)"Indemnifying Party" shall mean any person or entity providing indemnification under any provision of Section 14.

                  (5)"Indemnity Notice" shall mean written notification pursuant to Section 14C(ii) of a claim for indemnity under Section 14 by an Indemnified party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

         15.      MISCELLANEOUS

                  A. This Agreement shall not be cancelled or merged upon consummation of the

Closing. Each and every representation and warranty of Contributor contained in this Agreement shall be deemed to have been relied upon by Acquiror notwithstanding any investigation Acquiror or its agents may have made with respect thereto or any information developed by or made available to Acquiror prior to the Closing.

                  B. Between the date of this Agreement and the Closing Date, Acquiror and its agents or representatives shall have the right to enter upon the Properties for the purpose of examining, inspecting and testing the Properties. Acquiror shall hold Contributor harmless for damages resulting therefrom and which would not have been incurred but for the negligent acts of Acquiror or its agents or representatives, provided that if any claim relating thereto is asserted against Contributor, Contributor shall promptly give written notice thereof to Acquiror and allow Acquiror a reasonable opportunity to defend same.

                  C. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Contributor. Acquiror may direct Contributor to convey the Properties or any part thereof to any party designated by Acquiror which is wholly-owned by Acquiror. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Contributor and Acquiror and their respective successors and assigns.

                  D. This Agreement constitutes the entire agreement between Contributor and Acquiror with respect to the Properties and shall not be modified or amended except in a written document signed by Contributor and Acquiror. Any prior agreement or understanding between Contributor and Acquiror concerning the Properties is hereby rendered null and void.

                  E. This Agreement constitutes an offer by Acquiror which must be accepted by Contributor within three (3) business days after the date execution copies of this Agreement are submitted by Acquiror to Contributor for execution. If this Agreement is not so accepted and returned to Acquiror within said three (3) business day period, this offer shall be deemed revoked. The date of this Agreement shall be the date on which Acquiror signs this Agreement as indicated below the signature line for Acquiror.

                  F. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

                  G. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

                  H. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally (including delivery by overnight courier such as Federal Express) or by certified mail, return receipt requested, postage prepaid or by facsimile transmission to the fax number shown below and simultaneously mailed by first-class mail of the United States Postal Service, addressed as follows:

                           1.       If to Contributor:

                                    Rotterdam Industrial Park
                                    Building 6
                                    Schenectady, NY 12306
                                    Telephone:       (518) 356-4445
                                    Facsimile:       (518) 356-5334
                                    Attention:        David M. Buicko

                                    With a copy to:

                                    Steven K. Porter, Esq.
                                    Rotterdam Industrial Park
                                    Building 6
                                    Schenectady, NY 12306
                                    Telephone:       (518) 356-4445
                                    Facsimile:       (518) 356-5334

                           2.       If to Acquiror:

                                    American Real Estate Investment Corporation
                                    Plymouth Meeting Executive Campus
                                    620 West Germantown Pike, Suite 200
                                    Plymouth Meeting, Pennsylvania 19462
                                    Telephone:       (610) 834-7950
                                    Facsimile:       (610) 834-9560
                                    Attention:       Jeffrey E. Kelter

                                    With a copy to:

                                    Rogers & Wells
                                    200 Park Avenue
                                    New York, New York  10166
                                    Telephone:       (212) 878-8209
                                    Facsimile:       (212) 878-8375
                                    Attention:       Robert E. King, Jr., Esq.

Unless otherwise specified, notices shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or the third day after the same is deposited with the United States Postal Service. Either party hereto may change its address for receiving notices, requests, demands or other communications by notice sent in accordance with the terms of this Section 15H.

                  I. Contributor acknowledges that (i) the computation of taxable income of Acquiror is crucial in the determination of the taxable income of REIT, (ii) REIT needs to be able to prepare accurate estimates of its taxable income in order to monitor compliance with the requirement that it distribute 95% of its taxable income to its shareholders, and (iii) the depreciation of the Properties and the required depreciation allocations under Section 704(c) of the Code will materially impact the computation of Acquiror's and REIT's taxable income. Accordingly, Contributor agrees that (i) prior to the expiration of the Inspection Period, Contributor shall provide Acquiror with tax basis computations and historical tax depreciation schedules updated through the Closing Date for each Property; and
(ii) prior to the expiration of the Inspection Period, Contributor shall provide Acquiror with all data required to perform depreciation allocations (as contemplated by Section 704(c) of the Code) with respect to each Property and the OP Unit Recipient. Such data shall include the tax basis allocable to the OP Unit Recipient for each Property. In addition, Contributor acknowledges that, in the event repayment of any Assumed Indebtedness triggers discharge of indebtedness income under the Code (and particularly Section 61(a)(12) thereof), the Acquiror's Partnership Agreement shall be amended to specially allocate all such income to Contributor.

                  J. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Contributor will not, and will not permit any of its Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of Acquiror, which consent shall not be unreasonably withheld. Acquiror and Contributor will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

                  K. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument. Execution copies of this Agreement may also be exchanged by facsimile, and facsimile signatures shall be treated as originals.

                  L. When the context so requires, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.

                  M. This Agreement may not be modified, discharged or changed in any respect whatsoever, except by a further agreement in writing duly executed by Contributor and Acquiror. However, any consent, waiver, approval or authorization shall be effective if signed by the party granting or making such consent, waiver, approval or authorization.

                  N. The invalidation or unenforceability in any particular circumstance of any of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

                  O. The Properties being acquired by Acquiror pursuant to this Agreement shall be transferred and conveyed on an "AS-IS" and "WHERE-IS" basis, and WITH ALL FAULTS, except as otherwise expressly set forth in this Agreement or in any document delivered by Contributor at Closing. Except as expressly set forth in this Agreement or in any document delivered by Contributor at Closing, Contributor has not made any representation or warranty as to the present or future physical condition, value, presence/absence of hazardous or toxic materials, financing status, leasing, operations, use, tax status, income and expense or any other matter pertaining to the Properties.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the respective dates set forth below:

                           ACQUIROR:

                           AMERICAN REAL ESTATE INVESTMENT, L.P.,
                           a Delaware limited partnership

                           BY: American Real Estate Investment Corporation, a Maryland corporation, its sole general partner



                                  By:/s/ Stephen J. Butte
                                     Name: Stephen J. Butte
                                     Title: Vice President
                                     Date: February 4, 1998


                           CONTRIBUTOR:

                           Columbia Executive I Assoc., a New York general partnership

                           By: Washington Avenue Ventures, Inc., a New York
                                corporation, its general partner



                           By:/s/ David M. Buicko
                           Name: David M. Buicko
                           Title: Executive Vice President

                           Columbia Executive II Assoc., a New York general partnership

                           By:  Rotterdam Ventures, Inc., a New York
                                 corporation, its general partner



                           By:/s/ David M. Buicko
                           Name: David M. Buicko
                           Title: Executive Vice President

                           Columbia Executive III Assoc., a New York general partnership

                           By:  Rotterdam Ventures, Inc., a New York
                                 corporation, its general partner

                           By:/s/ David M. Buicko
                           Name: David M. Buicko
                           Title: Executive Vice President



                           Columbia Executive V Assoc., a New York general partnership


                           By:  Equinox Equities, Inc., a Vermont
                                 corporation, its general partner

                           By:/s/ David M. Buicko
                           Name: David M. Buicko
                           Title: Executive Vice President


                           Columbia Executive VI Assoc., a New York general partnership

                           By:  Equinox Equities, Inc., a Vermont
                                 corporation, its general partner

                           By:/s/ David M. Buicko
                           Name: David M. Buicko
                           Title: Executive Vice President



                           Columbia Executive VII Assoc., a New York general partnership

                           By:  Equinox Equities, Inc., a Vermont
                                 corporation, its general partner

                           By:/s/ David M. Buicko
                           Name: David M. Buicko
                           Title: Executive Vice President

                           Columbia Executive VIII Assoc., a New York limited liability company

                           By:  Eastwick Development Corp., a New York
                                 corporation, a member

                           By:/s/ David M. Buicko
                           Name: David M. Buicko
                           Title: Executive Vice President


                           Date: February 4, 1998

                            OP UNIT RECIPIENTS:

                            The undersigned each hereby (i) agrees to be bound by all obligations of the OP Unit Recipients arising under this Contribution Agreement and (ii) confirm the accuracy of all representations and warranties made by Contributor with respect to such OP Unit
                            Recipient:


                            /s/ Donald R. Led Duke
                            Name: Donald R. Led Duke

                            /s/ Michael F. Bette
                            Name: Michael F. Bette

                            /s/Joseph R. Nicolla
                            Name: Joseph R. Nicolla

                            /s/Kevin Bette
                            Name: Kevin Bette

                            /s/Eugene Sneeringer, Jr.
                            Name: Eugene Sneeringer, Jr.

                            /s/Peter Bette
                            Name: Peter Bette

                            /s/Matthew Bette
                            Name: Matthew Bette

                            /s/Christopher Bette
                            Name: Christopher Bette

                            /s/Mark Bette
                            Name: Mark Bette


                            SWF, L.P.


                            By:/s/Donald Led  Duke
                            Name: Donald Led Duke
                            Title: General Partner


                            Date:  February 4, 1998